Exhibit 2.1

AGREEMENT AND PLAN OF MERGER,

DATED AS OF NOVEMBER 10, 2014

by and among

PRICED IN CORP., a Nevada corporation,

Priced in CORP. subsidary, a Colorado corporation,

TIGRENT Inc., a Colorado corporation,

and

LEGACY EDUCATION ALLIANCE HOLDINGS, INC., a Colorado corporation

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Annex A	Defined Terms

Exhibit I	Effective Time PRCD Charter
Exhibit II	Effective Time PRCD Bylaws

ii

AGREEMENT AND PLAN OF MERGER, dated as of November 10, 2014 (this “Agreement”), by and among PRICED IN CORP., a Nevada corporation (“PRCD”), PRICED IN CORP. SUBSIDIARY, a Colorado corporation and a wholly-owned subsidiary of PRCD (“PRCD Sub”), TIGRENT INC., a Colorado corporation (“TIGE”), and LEGACY EDUCATION ALLIANCE HOLDINGS, INC., a Colorado corporation and a wholly-owned subsidiary of TIGE (“Holdings”).

INTRODUCTION

Pursuant hereto, and subject to the terms hereof, the parties hereto intend that PRCD Sub shall merge (the “Merger”) with and into Holdings pursuant to Section 7-90-203(2) of the Colorado Corporations and Associations Act (as amended, the “CCAA”). Certain capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto as set forth in Annex A.

I. SURVIVING CORPORATION

Section 1.01        Name of Surviving Corporation. The corporation which shall survive the Merger (the “Surviving Entity”) contemplated hereby is Holdings.

Section 1.02       Certificate of Incorporation and By-laws. The certificate of incorporation and the by-laws of Holdings shall continue and be the certificate of incorporation and bylaws of the Surviving Entity.

Section 1.03        Board of Directors and Officers.

(a)          The officers and directors of PRCD and PRCD Sub immediately prior to the Effective Time shall resign or be removed from such position effective at the Effective Time.

(b)          The directors and officers of Holdings immediately prior to the Effective Time shall be the directors and officers of each of the Surviving Entity and PRCD at the Effective Time.

II. REPRESENTATIONS AND WARRANTIES OF HOLDINGS

TIGE represents and warrants to PRCD that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule of TIGE attached to this Agreement (the “TIGE Disclosure Schedule”). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II. For purposes of this Article II, the phrase “to the knowledge of TIGE” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of TIGE, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

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Section 2.01        Organization, Qualification and Corporate Power. TIGE and Holdings are each corporations duly organized, validly existing and in corporate and tax good standing under the laws of the State of Colorado. TIGE and Holdings are each duly qualified to conduct business and are in corporate and tax good standing under the laws of each jurisdiction in which the nature of their respective businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below). TIGE and Holdings each have all requisite corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them. Neither TIGE nor Holdings is in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date. For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise), results of operations or future prospects of the specified Person and its subsidiaries, taken as a whole.

Section 2.02        Authorization of Transaction. TIGE and Holdings each have all requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery by TIGE and Holdings of this Agreement and the consummation by TIGE and Holdings of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of TIGE and Holdings. The board of directors of TIGE and Holdings has authorized, approved and adopted this Agreement and the performance of the obligations of each such person in accordance with its terms, in each case, in accordance with the provisions of the CCAA. Each stockholder of Holdings has authorized, approved and adopted this Agreement and the performance by Holdings of its obligations thereunder, in accordance with the provisions of the CCAA. This Agreement has been duly and validly executed and delivered by TIGE and Holdings and constitutes a valid and binding obligation of TIGE and Holdings, enforceable against TIGE and Holdings in accordance with its terms.

Section 2.03        Noncontravention. Subject to the filing of the Certificate of Merger as required by the CCAA, neither the execution and delivery by TIGE or Holdings of this Agreement, nor the consummation by TIGE or Holdings of the transactions contemplated hereby, will (a) conflict with or violate any provision of the CCAA or the certificate of incorporation or bylaws of TIGE or Holdings, as amended to date, (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which TIGE or Holdings is a party or by which TIGE or Holdings is bound or to which any of their assets is subject that, with respect to this clause (b), would reasonably be expected to have a material adverse effect on PRCD to conduct the business of TIGE or Holdings from and after the Effective Date in substantially the manner as conducted by TIGE or Holdings prior to the Effective Date.

Section 2.04        Minute Books. The minute books and other similar records of TIGE and Holdings contain complete and accurate records, in all material respects, of all actions taken at any meetings of each of TIGE’ and Holdings’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

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Section 2.05        Brokers’ Fees. Except as set forth on Section 2.06 of the TIGE Disclosure Schedule, neither TIGE nor Holdings has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 2.06        Subsidiaries. TIGE does not have any subsidiaries on the date of this Agreement except for Holdings, which is 100% owned by TIGE, and the subsidiaries of Holdings that are described in the TIGE Financial Statements (as hereinafter defined). The assets, business, operations, and goodwill, as well as the liabilities and obligations, of TIGE reflected in the TIGE Financial Statements, reflect the assets, business, operations, goodwill, liabilities, and obligations of Holdings.

Section 2.07        Financial Statements. TIGE has made available to PRCD (a) the audited consolidated balance sheet and the related consolidated statements of operations and cash flows of TIGE at December 31, 2013 and December 31, 2012; and (b) the unaudited consolidated balance sheet of TIGE and the related statement of operations and cash flows for the six months ended June 30, 2014 (the “TIGE Financial Statements”). The TIGE Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of TIGE as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such in PRCD’s filings with the SEC as required by the Exchange Act, are consistent in all material respects with their respective books and records and reflect adequate reserves for litigation and contingent liabilities as required by GAAP.

Section 2.08        Tax Returns. TIGE has filed on a timely basis all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with, or relating to, taxes that it was required to file, and all the foregoing were complete and accurate in all material respects.

Section 2.09        Intellectual Property. Holdings owns, is licensed or otherwise possesses legally enforceable rights to use, license and exploit all issued patents, copyrights, trademarks, service marks, trade names, trade secrets, and registered domain names and all applications for registration therefor (collectively, the “Intellectual Property Rights”) and all computer programs and other computer software, databases, know-how, proprietary technology, formulae, and development tools, together with all goodwill related to any of the foregoing (collectively, the “Intellectual Property”), in each case, as is necessary to conduct its business as presently conducted, the absence of which would be considered reasonably likely to result in a Material Adverse Effect. Holdings is not nor will, as a result of the consummation of the Merger or other transactions contemplated by this Agreement be, in breach in any material respect of any license, sublicense or other agreement relating to the Intellectual Property Rights, or any licenses, sublicenses or other agreements as to which TIGE is a party and pursuant to which TIGE uses any patents, copyrights (including software), trademarks or other intellectual property rights of or owned by third parties, the breach of which would be reasonably likely to result in a Material Adverse Effect.

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Section 2.10        Complete Disclosure. The factual statements in this Agreement (including the TIGE Disclosures Schedules), and the draft of the Form 8-K that has been prepared by Holdings for filing with the SEC promptly after the Closing Date, a copy of which has been provided to PRCD) (the “Super 8-K”), are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

III. REPRESENTATIONS AND WARRANTIES OF PRCD AND PRCD SUB

Each of PRCD and PRCD Sub represents and warrants to TIGE that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule provided by PRCD and PRCD Sub to TIGE on the date hereof and accepted in writing by TIGE (the “PRCD Disclosure Schedule”). The PRCD Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and except to the extent that it is clear from the context thereof that such disclosure also applies to any other paragraph, the disclosures in any paragraph of the PRCD Disclosure Schedules shall qualify only the corresponding paragraph in this Article III. For purposes of this Article III, the phrase “to the knowledge of PRCD” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of PRCD, as well as any other knowledge which such executive officers would have possessed had they made reasonable inquiry with respect to the matter in question.

Section 3.01        Organization, Qualification and Corporate Power.

(a)          PRCD and PRCD Sub are each corporations duly organized, validly existing and in corporate and tax good standing under the laws of the State of Nevada and the State of Colorado, respectively. PRCD and PRCD Sub are each duly qualified to conduct business and are in corporate and tax good standing under the laws of each jurisdiction in which the nature of their respective businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. PRCD and PRCD Sub each have all requisite corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them. Neither PRCD nor PRCD Sub is in default under or in violation of any provision of its certificate of incorporation, as amended to date, or its bylaws, as amended to date.

(b)         The authorized capital stock of PRCD, prior to the Stock Split that was effected by PRCD as described in the Form 8K that was filed by PRCD on October 3, 2014 (the “Stock Split”), consists of 75,000,000 shares of PRCD Common Stock, of which 12,750,000 shares were issued and outstanding as of the date of this Agreement. PRCD Common Stock is presently eligible for quotation and trading on the Over-the-Counter Bulletin Board (the “OTCQB”) and is not subject to any notice of suspension or delisting. PRCD Common Stock is presently not registered under Section 12(g) of the Exchange Act. PRCD files periodic reports with the SEC pursuant to the provisions of Section 15(d) of the Exchange Act. All of the issued and outstanding shares of PRCD Common Stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which PRCD is a party or which are binding upon PRCD providing for the issuance or redemption of any of its capital stock. All of the issued and outstanding shares of PRCD Common Stock were issued in compliance with applicable federal and state securities laws.

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Section 3.02        Authorization of Transaction. PRCD and PRCD Sub each have all requisite power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. The execution and delivery by PRCD and PRCD Sub of this Agreement and the consummation by PRCD and PRCD Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of PRCD and PRCD Sub. The board of directors of PRCD and PRCD Sub has authorized, approved and adopted this Agreement and the performance of the obligations of each such person in accordance with its terms, in each case, in accordance with the provisions of Article 92A.190 of the Nevada Revised Statutes (as amended, the “NRS”). Each stockholder of PRCD Sub has authorized, approved and adopted this Agreement and the performance by PRCD Sub of its obligations thereunder, in accordance with the provisions of the NRS. This Agreement has been duly and validly executed and delivered by PRCD and PRCD Sub and constitutes a valid and binding obligation of PRCD and PRCD Sub, enforceable against PRCD and PRCD Sub in accordance with its terms.

Section 3.03        Noncontravention. Subject to the filing of the Certificate of Merger as required by the CCAA, neither the execution and delivery by PRCD or PRCD Sub of this Agreement, nor the consummation by PRCD or PRCD Sub of the transactions contemplated hereby, will (a) conflict with or violate any provision of the NRS or the certificate of incorporation or bylaws of PRCD or PRCD Sub, as amended to date, (b)  conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which PRCD or PRCD Sub is a party or by which PRCD or PRCD Sub is bound or to which any of their assets is subject.

Section 3.04        Minute Books. The minute books and other similar records of PRCD and PRCD Sub contain complete and accurate records, in all material respects, of all actions taken at any meetings of each of PRCD’s and PRCD Sub’s stockholders, board of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meetings.

Section 3.05        Brokers’ Fees. Except as set forth on Section 3.05 of the PRCD Disclosure Schedule, neither PRCD nor PRCD Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

Section 3.06        Shell Company. PRCD is and at the Effective Time shall continue to be a “shell company” as defined by the Securities Exchange Act of 1934, as amended, that has not conducted any substantive business, has no assets and does not have liabilities that are in excess of $5,000 plus the reasonable amounts payable to counsel, the accountants and vendors in connection with the preparation and filing of the Form 10K for the annual period ending September 30, 2014.

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Section 3.07        Subsidiaries. PRCD does not have any Subsidiaries except for PRCD Sub, which is 100% owned by PRCD on the date of this Agreement.

Section 3.08        Financial Statements. PRCD has made available to TIGE (a) the audited balance sheet and the related statements of operations and cash flows of PRCD at September 30, 2013 and September 30, 2012; and (b) the unaudited balance sheet of PRCD and the related statement of operations and cash flows for the nine months ended June 30, 2014 (the “PRCD Financial Statements”). The PRCD Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of TIGE as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such in PRCD’s filings with the SEC as required by the Exchange Act, are consistent in all material respects with their respective books and records and reflect adequate reserves for litigation and contingent liabilities as required by GAAP.

Section 3.09        Tax Returns. PRCD has filed on a timely basis all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with, or relating to, taxes that it was required to file, and all the foregoing were complete and accurate in all material respects.

Section 3.10        Complete Disclosure. The factual statements in this Agreement (including the PRCD Disclosures Schedules), and the Exchange Act Reports filed by PRCD with the SEC on or prior to the Closing Date are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

IV. STATUS AND CONVERSION OF SECURITIES

Section 4.01        Stock of Holdings.

(a)                All of the shares of common stock, par value $0.01 per share, of Holdings (“Holdings Common Stock”) outstanding at the Effective Time shall be converted into and exchanged for an aggregate of 16,000,000 shares (“Merger Shares”) of common stock, par value $0.0001 per share, of PRCD (“PRCD Common Stock”), except that shares of Holdings Common Stock held in Holdings’s treasury or owned by PRCD at the Effective Time shall be cancelled. The ratio of Merger Shares to the number of shares of issued and outstanding Holdings Common Stock (giving effect to the cancellation referenced in the immediately preceding sentence) is referred to hereinafter as the “Exchange Ratio.”

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(b)               Subject to the provisions of this Section 4.01(b), after the Effective Time, each holder of an outstanding certificate or certificates (the “Old Certificates”) theretofore representing shares of Holdings Common Stock, upon surrender thereof to the stock transfer agent of PRCD (the “Exchange Agent”), shall be entitled to receive in exchange therefor a certificate or certificates (the “New Certificates”), which PRCD agrees to make available to the Exchange Agent as soon as practicable after the Effective Time, representing the number of whole shares of PRCD Common Stock into and for which the shares of Holdings Common Stock theretofore represented by such surrendered Old Certificates have been converted and exchanged. No certificates for fractional shares of PRCD Common Stock will be issued, no PRCD stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of a stockholder of PRCD. In lieu of the issuance or recognition of fractional shares of PRCD Common Stock or interests or rights therein, the number of shares deliverable shall be rounded up to the next whole number of shares. Fractional shares will not be issued and each holder of Holdings Common Stock will receive such fraction multiplied by $1.00 per share (the “Effective Price Per Share”). Until surrendered and exchanged, each Old Certificate shall after the Effective Time be deemed for all corporate purposes, other than the payment of dividends or liquidating or other distributions, if any, to holders of record of Holdings Common Stock, to represent only the right to receive the number of whole shares of PRCD Common Stock into and for which the shares of Holdings Common Stock theretofore represented by such Old Certificate shall have been converted. No dividend or liquidating or other distribution, if any, payable to holders of record of shares of Holdings Common Stock at or after the Effective Time on shares of Holdings Common Stock, or payable subsequent to the Effective Time to holders of record of shares of Holdings Common Stock at a time prior to the Effective Time shall be paid to the holders of Old Certificates; provided, however, that upon surrender and exchange of such Old Certificates there shall be paid (subject to the last sentence of Section 2.01(b)) to the record holders of the New Certificates issued in exchange therefor: (i) the amount, without interest thereon, of dividends and liquidating or other distributions, if any, which theretofore have become payable to holders of record of shares of PRCD Common Stock on or after the Effective Time with respect to the number of whole shares of PRCD Common Stock represented by such New Certificates; and (ii) the amount, without interest thereon, of dividends and liquidating or other distributions (in each case, other than distributions of PRCD Common Stock), if any, declared by PRCD payable to holders of record of shares of PRCD Common Stock at a time that is after the date of this Agreement and prior to the Effective Time but payable subsequent to the Effective Time. If outstanding Old Certificates are not surrendered and exchanged for New Certificates prior to two years after the Effective Time (or, in any particular case, prior to the date before the second anniversary of the Effective Time on which the whole shares of Holdings Common Stock, the dividends and liquidating or other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or any agency thereof), the number of whole shares of Holdings Common Stock into and for which the shares of PRCD Common Stock theretofore represented by such Old Certificates shall have been converted, and the dividends and liquidating or other distributions, if any, would have been payable with respect to the shares of Holdings Common Stock theretofore represented by such Old Certificates, shall escheat to or become the property of any governmental unit or any agency thereof in accordance with applicable law.

(c)                If any New Certificate is to be issued in a name other than that in which the Old Certificate surrendered for exchange is issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of the New Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

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(d)               If, after the Effective Time, Old Certificates are presented to PRCD, they shall be exchanged pursuant to Section 2.01(b).

Section 4.02        [Reserved]

Section 4.03        [Reserved]

Section 4.04        Capital Stock of PRCD Sub. Each share of common stock, par value $0.01 per share, of PRCD Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) newly issued, fully paid and non-assessable share of common stock of Holdings so that immediately after the Effective Time, Holdings will be a wholly owned subsidiary of PRCD.

V. CONDITIONS PRECEDENT TO MERGER

Section 5.01        Conditions Precedent to Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part (and to the extent necessary, the parties have received the required consents from their respective shareholders to take such actions):

(a)          PRCD shall have amended its certificate of incorporation so that it is amended and restated in the form attached hereto as Exhibit I (the “Effective Time PRCD Charter”);

(b)          PRCD shall have amended its bylaws so that it is amended and restated in the form attached hereto as Exhibit II (the “Effective Time PRCD Bylaws”);

(c)          The directors and officers of PRCD and TIGE shall have coverage under a directors and officers insurance policy that is reasonably acceptable to TIGE, which such policy shall be entered into on or immediately after the Effective Time, or under any other arrangement, which arrangement and coverage shall be acceptable to TIGE;

(d)          PRCD shall divest all operations as reasonably requested by TIGE.

(e)          The parties have received all consents necessary to effectuate the Merger, including any consents required by governmental authorities;

(f)          A draft of a Current Report on Form 8-K that will be filed with the SEC (as defined below) on or promptly after the Closing Date shall be acceptable to TIGE, in its sole and absolute discretion;

(g)          The Board of TIGE has approved resolutions authorizing the affirmative vote of all Holdings shares in favor of the adoption of this Agreement and the Merger;

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(h)          TIGE shall have delivered to PRCD and PRCD Sub a certificate (the “TIGE Certificate”) to the effect that each of the following conditions is satisfied in all respects:

(i)          TIGE and Holdings shall have obtained (and shall have provided copies thereof to PRCD) all waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are required on the part of TIGE and Holdings, respectively, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement;

(ii)         TIGE and Holdings shall have obtained all necessary board, shareholder and third party consents;

(iii)        the representations and warranties of Holdings and TIGE set forth in this Agreement (when read without regard to any qualification as to materiality or Material Adverse Effect contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Effective Time as though made as of the Effective Time (provided, however, that to the extent such representation and warranty expressly relates to an earlier date, such representation and warranty shall be true and correct as of such earlier date), except for any untrue or incorrect representation and warranty that, individually or in the aggregate, does not have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement;

(iv)        TIGE and Holdings shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

(v)         no action by any government or authority or legal proceedings shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect.

(i)           PRCD shall have delivered to TIGE a certificate (the “PRCD Certificate”) to the effect that each of the following conditions is satisfied in all respects:

(i)          PRCD and PRCD Sub shall have obtained (and shall have provided copies thereof to TIGE) all waivers, permits, consents, resolutions, approvals or other authorizations, and effected all of the registrations, filings and notices which are required on the part of PRCD and PRCD Sub, respectively, except for any the failure of which to obtain or effect does not, individually or in the aggregate, have a PRCD Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

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(ii)         PRCD and PRCD Sub obtaining all necessary board, shareholder, and third party consents; and

(iii)        no action by any government or authority or legal proceedings shall be pending wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect; and.

(j)           TIGE shall have received copies of documentation that is satisfactory to it that evidences that 11,685,000 of PRCD Common Stock has been irrevocably tendered to the transfer agent of PRCD for cancellation in form and substance acceptable to TIGE.

VI. CLOSING; FILING; EFFECTIVE TIME

Section 6.01        Closing. The closing of the Merger (the “Closing”) shall take place as promptly as practicable (but in no event later than the third Business Day) after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until after the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article III, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the “Closing Date”); provided, that the Closing Date shall not be prior to the date specified by TIGE. The Closing shall be held at the offices of Herrick, Feinstein LLP, 2 Park Avenue, New York, NY 10016, unless another place is agreed to in writing by the parties hereto.

Section 6.02        Filing; Effective Time. As soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing appropriate articles of merger in the forms required by the CCAA in the offices of the Secretary of State of the State of Colorado, at which time the Merger shall become effective (the “Effective Time”).

Section 6.03        Effect Under the CCAA. When the Merger becomes effective, the separate existence of PRCD Sub shall cease to exist, PRCD Sub shall be merged into Holdings, and Holdings shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities, and duties of PRCD Sub; and all and singular, the rights, privileges, powers, and franchises of PRCD Sub, and all property, real, personal, and mixed, and all debts due to PRCD Sub on whatever account, as well for stock subscriptions as all other things in action or belonging to PRCD Sub shall be vested in Holdings; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of Holdings; and the title to any real estate vested by deed or otherwise, under the laws of the State of Colorado or any other jurisdiction, in PRCD Sub, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of PRCD Sub shall be preserved unimpaired, and all debts, liabilities, and duties of PRCD Sub shall thenceforth attach to Holdings, and may be enforced against it to the same extent as if such debts, liabilities, and duties had been incurred or contracted by it.

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VII. COVENANTS

Section 7.01          PRCD and PRCD Sub Covenants. PRCD and PRCD Sub agree that, unless TIGE agrees in writing or otherwise stated in this Agreement:

(a)          Until the earlier of the Effective Time and the abandonment or termination of the Merger pursuant to Article VI or otherwise (the “Release Time”), no amendment will be made in the certificate of incorporation or by-laws of either PRCD or PRCD Sub other than as provided in in Section 5.01(a) and Section 5.01(b).

(b)          Until the Release Time, no share of capital stock of PRCD or PRCD Sub, option or warrant for any such share, right to subscribe to or purchase any such share, or security convertible into, or exchangeable or exercisable for, any such share, shall be issued or sold by PRCD or PRCD Sub, other than as contemplated by, or in connection with, this Agreement.

(c)          Until the Release Time, no dividend or liquidating or other distribution or stock split shall be authorized, declared, paid, or effected by PRCD or PRCD Sub in respect of the outstanding shares of PRCD or PRCD Sub Common Stock other than as provided in this Agreement. Until the Release Time, no direct or indirect redemption, purchase, or other acquisition shall be made by PRCD of shares of PRCD Common Stock.

(d)          Until the Release Time, PRCD or PRCD Sub shall not borrow money, guarantee the borrowing of money, engage in any transaction, or enter into any material agreement other than in connection with the transactions contemplated hereby or in connection herewith or, to the extent approved by TIGE, to obtain such amounts as is necessary to maintain PRCD’s ability to stay current in its publicly filed reports.

(e)           Until the Release Time, PRCD and PRCD Sub will afford the officers, directors, employees, counsel, agents, investment bankers, accountants, and other representatives of TIGE or Holdings and lenders, investors, and prospective lenders and investors free and full access to the books and records of PRCD and PRCD Sub, will permit them to make extracts from and copies of such books and records, and will from time to time furnish TIGE and Holdings with such additional financial and operating data and other information as to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of PRCD or PRCD Sub as TIGE from time to time may request.

(f)           Until the Release Time, PRCD and PRCD Sub will conduct its affairs so that at the Effective Time no covenant or agreement of PRCD and PRCD Sub under this Agreement will be breached, and no condition in this Agreement will remain unfulfilled by reason of the actions or omissions of PRCD and PRCD Sub. Until the Release Time, PRCD and PRCD Sub will conduct its affairs in all respects only in the ordinary course, other than in connection with the matters referenced herein.

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(g)          Until the Release Time, PRCD and PRCD Sub will promptly advise TIGE of any material fact or occurrence or any pending or threatened material occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the performance by any party of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to any party’s obligations under this Agreement not to be fully satisfied.

(h)          PRCD and PRCD Sub shall use its commercially reasonable efforts to insure that all confidential information which PRCD and PRCD Sub or any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, businesses, properties, assets, liabilities, or future prospects of PRCD and PRCD Sub shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except in the ordinary course of business and for the benefit of PRCD and PRCD Sub; provided, however, that the restrictions of this sentence shall not apply (A) after the Merger is abandoned or terminated pursuant to Article VI or otherwise, (B) as may otherwise be required by law, (C) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (D) to the extent the information shall have otherwise become publicly available.

(i)            Before PRCD or PRCD Sub release any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for, or may result in, public dissemination thereof, PRCD and PRCD Sub shall cooperate with TIGE, shall furnish drafts of all documents or proposed oral statements to TIGE for comment, and shall not release any such information without the consent of TIGE, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent PRCD or PRCD Sub from releasing any information if required to do so by law.

(j)           PRCD and PRCD Sub shall timely prepare and file prior to the Effective Time any documentation, declaration or filing required by applicable law, rules, or regulations in connection with the Merger and the other transactions contemplated hereby or in connection herewith and all such documents shall be provided to TIGE for its review and comment.

(k)          PRCD and PRCD Sub shall not make any agreement or reach any understanding not approved by TIGE as a condition for obtaining any consent, authorization, approval, order, license, certificate, or permit required for the consummation of the transactions contemplated by this Agreement.

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(l)           PRCD shall make all appropriate reports required under the Exchange Act (including the Current Report on Form 8-K in the form required by the Securities and Exchange Commission (the “SEC”) in substantially the form of the Super 8-K, all such reports and filings being hereinafter called the “Exchange Act Reports”, in connection with the Merger, or for inclusion in filings by PRCD under state “blue-sky,” securities, or take-over laws, and include therein such information about PRCD and PRCD Sub or Holdings or PRCD and PRCD Sub’s security holders as may be required or as may be reasonably requested by TIGE, and shall continue to furnish or cause to be furnished such information as is necessary to keep such information correct and complete in all material respect until the Release Time, and all such documents shall be provided to TIGE prior to the filing so that TIGE may review such documents and make comments thereto. Each of TIGE, Holdings, PRCD and PRCD Sub represent and warrant that the respective information that it has furnished to date, taken as a whole, does not now, and will not at any time prior to the Release Time, (i) contain an untrue statement of a material fact or (ii) omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading.

(m)          PRCD and PRCD Sub shall timely prepare and file any declaration or filing necessary to comply with any transfer tax statutes that require any such filing before the Effective Time.

(n)          Without the prior written consent of TIGE, for a period that is the earlier of: (i) two years after the Effective Time; or (ii) the date that TIGE is a stockholder of record of less than 10% of the PRCD Common Stock, determined on a fully diluted basis, PRCD shall not sell, lease or exchange all or substantially all of the Holdings Common Stock then held by PRCD or cause Holdings to sell all or substantially all of Holdings’s property and assets, including Holdings’s goodwill and its corporate franchises. Notwithstanding the foregoing sentence, the covenant of PRCD in this Section 5.01(n) shall not prohibit or restrict: (i) the issuance and sale of any security issued by Holdings; (ii) any pledge or other grant of a security interest in, or other financing of Holdings or its property or assets, including any foreclosure of such security interest; or (iii) any transaction involving the securities of PRCD, including the issuance of any security by PRCD or any merger, consolidation or recapitalization of PRCD, including any transaction or series of transactions that result in any change in ownership or beneficial ownership or control of PRCD. For the avoidance of doubt, the foregoing sentence shall not affect or limit in any way any right that TIGE may have pursuant to the Certificate of Incorporation or Bylaws of PRCD or applicable law to vote or consent in TIGE’ capacity as a stockholder of PRCD.

Section 7.02        Mutual Covenants. Except as contemplated by this Agreement or as agreed among TIGE and PRCD, during the period from the date of this Agreement to the Effective Time or the termination of this Agreement, each of TIGE and PRCD shall conduct their respective operations in the ordinary course of business and in material compliance with all applicable laws and regulations and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not, except as expressly contemplated by this Agreement, be impaired in any material respect.

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Section 7.03        Post Closing Administrative Support and Expense Reimbursement.

(a)           From and after the Effective Time, PRCD shall promptly pay all of the following expenses and costs of TIGE as from time to time incurred by TIGE upon TIGE providing receipts, invoices or other appropriate documentation, in each case, to the extent that such expense is related to TIGE’ investment in PRCD and managing such investment:

(i)          administrative and related expenses;

(ii)         legal fees and expenses, including the cost of preparing and distributing reports regarding the business and financial condition of PRCD to the shareholders of TIGE;

(iii)         accounting fees and expenses;

(iv)        all taxes of any kind or nature, including without limitation, taxes for any period commencing on a date that is prior to the Effective Time and all penalties, assessments, interests and any other amounts, including costs and expenses for analysis and defense of any claims by any taxing authority and all other amounts payable with respect to any and all taxes and the preparation and analysis of returns or statements to any taxing authority (“Reimbursable Taxes”), excepting only income taxes payable by TIGE to the extent arising after the Closing from dividends or distributions by PRCD to TIGE, it being acknowledged and agreed that Reimbursable Taxes shall include all taxes payable by TIGE for the year ended December 31, 2014;

(v)         all costs, expenses and expenditures resulting from any tax or regulatory audits of the business for any years prior to the Closing;

(vi)        all costs regarding the directors and officers and related insurance policies; and

(vii)       all costs, amounts paid in settlement or judgment, legal, investigation and defense costs of TIGE and its officers and directors or employees or consultants arising from or related to any case or controversy affecting TIGE related to: (x) the business of Holdings, other than any contingent liability that is required by GAAP to be disclosed in the December 31, 2013 TIGE Financial Statements that is not so disclosed or (y) the ownership of PRCD stock by TIGE.

(b)          From and after the Closing, PRCD shall promptly provide all administrative and related services from time to time reasonably requested by TIGE as no expense or cost, including without limitation, use of office facilities, printing, and telecommunication.

(c)          The obligations of PRCD set forth in Section 7.03 (a) and (b) shall terminate on the date that TIGE is not a controlling person (as defined by the Securities Act of 1933, as amended the “Securities Act”) of PRCD.

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VIII. INDEMNIFICATION

Section 8.01        Indemnification by TIGE. TIGE shall indemnify the Effective Date Stockholders (as defined below) in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Effective Date Stockholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of TIGE or Holdings contained in this Agreement.

Section 8.02        Indemnification by PRCD. PRCD shall indemnify TIGE in respect of, and hold it harmless against, any and all Damages incurred or suffered by TIGE resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of PRCD contained in this Agreement.

Section 8.03        Indemnification Claims by the Parties.

(a)          In the event that a Party is entitled, or seeks to assert rights, to indemnification under this Article VI, the Party seeking indemnification (the “Indemnitee”) shall give written notification to the Party from whom indemnification is sought (the “Indemnitor”) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 20 days after receipt by the Indemnitee of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnitee) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnitor may, upon written notice thereof to the Indemnitee, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitor may not assume control of the defense of a suit or proceeding involving criminal liability or in which equitable relief is sought against the Indemnitee. If the Indemnitor does not so assume control of such defense, the Indemnitee shall control such defense. The party not controlling such defense (the “Non-Controlling Party”) may participate therein at its own expense; provided that if the Indemnitor assumes control of such defense and the Indemnitee reasonably concludes that the Indemnitor and the Indemnitee have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnitee shall be considered “Damages” for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party reasonably advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have in its possession or control with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnitor shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnitee, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnitee shall not be required if the Indemnitor agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnitee from further liability and has no other materially adverse effect on the Indemnitee. The Indemnitee shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed.

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(b)          In order to seek indemnification under this Article VI, Indemnitee shall give written notification (a “Claim Notice”) to the Indemnitor which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnitee, (ii) a statement that the Indemnitee is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Claimed Amount.

(c)          Within 20 days after delivery of a Claim Notice, the Indemnitor shall deliver to the Indemnitee a written response (the “Response”) in which Indemnitor shall: (i) agree that the Indemnitee is entitled to receive all of the Claimed Amount, (ii) agree that the Indemnitee is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”), or (iii) dispute that the Indemnitee is entitled to receive any of the Claimed Amount. If the Indemnitor in the Response disputes its liability for all or part of the Claimed Amount, the Indemnitor and the Indemnitee shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a “Dispute”).

(d)          During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnitor and the Indemnitee shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnitor and the Indemnitee shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the “ADR Procedure”). In the event the Indemnitor and the Indemnitee agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the “ADR Service”), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 8.3(d) shall not obligate the Indemnitor and the Indemnitee to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnitor and the Indemnitee agree to pursue an ADR Procedure, neither the Indemnitor nor the Indemnitee may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnitor and the Indemnitee shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnitor, or any of the Indemnifying Stockholders, the Indemnitee or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnitor and the Indemnitee shall be considered Damages.

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(e)          For the purposes of controlling the actions by TIGE or PRCD (or their respective subsidiaries, with respect to any dispute between any such parties: (i) all actions of TIGE and PRCD (after the Effective Date) shall be directed and controlled by their respective board of directors or any individual authorized by such boards; and (ii) all actions of the stockholders of PRCD as of immediately prior to the Effective Date that continue to be stockholders on the Effective Date (the “Effective Date Stockholders”), shall be directed by a person that is designated by New World Merchant Partners LLC (“New World”), a Delaware limited liability company (such person being the “Stockholder Representative”), who will have the power and authority as the attorney in fact for the Effective Date Stockholders; provided, that: (i) if New World does not duly and timely appoint a Stockholder Representative, then such person shall be a mediator appointed by JAMS and (ii) the Stockholder Representative may be removed and replaced by the vote of the Effective Date Stockholders by the action of the holders of 80% or more of the shares held by the Effective Date Stockholders as of the record date that is the Business Day immediately prior to the Effective Date.

(f)           All Damages paid to an Indemnitee shall be paid as follows: (i) if the Indemnitee is TIGE, by PRCD issuing additional shares of PRCD Common Stock to TIGE with a value equal to the Damages so that the full amount of such Damages is paid by the Effective Date Stockholders; and (ii) if the Indemnitee is PRCD, then such Damages shall be paid by TIGE to the Effective Date Stockholders by TIGE transferring shares of PRCD Common Stock to the Company.

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Section 8.04        Survival of Representations and Warranties. All representations and warranties contained in this Agreement, TIGE’ Certificate or PRCD Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of PRCD or TIGE and (b) shall expire on the date six months following the Closing Date. If PRCD delivers, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, PRCD reasonably expects to incur Damages as a result of a breach of such representation or warranty (an “Expected Claim Notice”), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such Expected Claim Notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of PRCD, PRCD shall promptly so notify the other Parties hereto.

Section 8.05        Limitations on Claims for Indemnification. Notwithstanding anything to the contrary herein, no Party shall be entitled to recover, or be indemnified for, Damages arising out of a misrepresentation or breach of warranty set forth in Article II unless and until the aggregate of all such Damages paid or payable by the Indemnitor collectively exceeds $50,000 (the “Damages Threshold”) and then, if such aggregate threshold is reached such Party shall be entitled to recover, or be indemnified for, all Damages under this Article VIII.

IX. CONDITIONS; ABANDONMENT AND TERMINATION

Section 9.01        Right of TIGE. TIGE shall have the right to abandon or terminate the Merger at any time or any reason or no reason at the discretion of the TIGE, in its sole and absolute discretion, or if any of the following conditions shall not be true or shall not have occurred, as the case may be, as of the specified date or dates:

(a)          All actions, proceedings, instruments, and documents required by TIGE to carry out this Agreement or incidental thereto and all other related legal matters shall be subject to the reasonable approval of counsel to TIGE, and PRCD and PRCD Sub shall have furnished such counsel such documents as such counsel may have reasonably requested for the purpose of enabling them to pass upon such matters.

(b)          At the Effective Time, there shall not be pending or overtly threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

(c)          There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the reasonable judgment of TIGE, (i) makes this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal, (ii) results in a delay in the ability of PRCD Sub and Holdings to consummate the Merger or any of the other transactions contemplated by this Agreement beyond the date that is 30 days after the date of this Agreement, (iii) imposes material limitations on the ability of TIGE effectively to exercise full rights of ownership of shares of PRCD, or (v) otherwise prohibits, restricts, or delays consummation of the Merger or any of the other transactions contemplated by this Agreement or impairs the contemplated benefits to TIGE of this Agreement, the Merger, or any of the other transactions contemplated by this Agreement.

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(d)          The parties to this Agreement shall have made all required filings with governmental authorities and shall have obtained at or prior to the Effective Time all required written approvals to this Agreement and to the execution, delivery, and performance of this Agreement by each of them of relevant governmental authorities having jurisdiction over PRCD or PRCD Sub or the subject matter of this Agreement.

(e)          The parties to this Agreement shall have obtained at or prior to the Effective Time all consents required for the consummation of the Merger and the other transactions contemplated by this Agreement from any unrelated third party to any contract, agreement, instrument, lease, license, arrangement, or understanding to which any of them is a party, or to which any of them or any of their respective businesses, properties, or assets are subject.

(f)           Each of the conditions described in Section 5.01 shall have been satisfied on or prior to the Closing Date to the satisfaction of TIGE.

Section 9.02        Right of PRCD. PRCD shall have the right to abandon or terminate the Merger at any time for any reason or no reason at the discretion of PRCD, in its sole and absolute discretion, or if: (i) any of the representations and warranties made in this Agreement by TIGE shall not be materially true and correct, when made or at any time prior to Effective Time as if made at and as of such time; (ii) any of the conditions set forth in this Agreement have not been fulfilled in all material respects by TIGE or Holdings by the Closing Date; (iii) TIGE shall have failed to observe or perform any of its material obligations under this Agreement; or (iv) as otherwise set forth herein.

Section 9.03        Effect of Abandonment. If the Merger is abandoned or terminated as provided for in Article VI, this Agreement shall forthwith become wholly void and of no further force or effect without liability on the part of either party to this Agreement or on the part of any officer, director, controlling person (if any), employee, counsel, agent, or stockholder thereof. In furtherance and not in limitation of the foregoing, upon the termination of this Agreement, no Party shall have any obligation under Article VIII or otherwise under this Agreement.

X. MISCELLANEOUS

Section 10.01    Further Actions. At any time and from time to time, each party agrees to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

Section 10.02    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be: (i) in writing; and (ii) shall be given by hand delivery, overnight delivery or certified mail; (iii) be deemed given or delivered: (a) the date received or delivery was attempted and proper notice of such attempt was provided (notice being conclusively proper if provided in accordance with the rules for service of process), if given by hand delivery; (b) the date received or delivery was attempted by the a nationally recognized overnight courier, if given by overnight delivery; or (c) the date received or delivery was attempted by the U.S. Post Office, if given by certified mail. The address for the notices shall be as from time to time specified by each of the parties to this Agreement to each of the other parties by notice.

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Section 10.03      Availability of Equitable Remedies. Since a breach of the provisions of this Agreement could not adequately be compensated by money damages, any party shall be entitled, either before or after the Effective Time, in addition to any other right or remedy available to it, to an injunction restraining such breach or threatened breach and to specific performance of any such provision of this Agreement, and, in either case, no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such an injunction and to the ordering of specific performance.

Section 10.04      Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter. This Agreement shall only be modified by the written agreement of all parties.

Section 10.05      Waiver. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

Section 10.06      Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

Section 10.07    No Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

Section 10.08    Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 10.09    Governing Law.

(a)          All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Colorado. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be, except to the extent otherwise required by applicable law, commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

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(b)          Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

(c)          If one or more parties shall commence an action, suit or proceeding to enforce any provision of this Agreement, the prevailing party or parties in such action, suit or proceeding shall be reimbursed by the other party or parties to such action, suit or proceeding for the reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party or parties with the investigation, preparation and prosecution of such action, suit or proceeding.

Section 10.10    WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

Section 10.11    Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 10.12    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto as of the date first above written.

PRICED IN CORP.

By:
Name:
Title:

PRICED IN CORP. SUBSIDIARY

By:
Name:
Title:

TIGRENT INC.

By:
Name:
Title:

LEGACY EDUCATION ALLIANCE HOLDINGS, INC.

By:
Name:
Title:

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Annex A

Defined Term	Section	Defined Term	Section

ADR Procedure	8.03(d)	Response	8.03(c)
ADR Service	8.03(d)	SEC	7.01(l)
Agreed Amount	8.03(c)	shell company	3.06
Agreement	Preamble	Stock Split	3.01(b)
CCAA	Introduction	Stockholder Representative	8.03(e)
Claimed Amount	8.03(b)	Super 8-K	2.1
Claims Notice	8.03(b)	Surviving Entity	1.01
Closing Date	6.01	TIGE Certificate	5.01(j)
Closing	6.01	TIGE Disclosure Schedule	Art. II
Controlling Party	8.03(a)	TIGE Financial Statements	2.07
Damages Threshold	8.05	TIGE	Preamble
Damages	8.03(a)
Dispute	8.03(c)
Effective Date Stockholders	8.03(e)
Effective Price Per Share	4.01(b)
Effective Time PRCD Bylaws	5.01(b)
Effective Time PRCD Charter	5.01(a)
Effective Time	6.02
Exchange Act Reports	7.01(l)
Exchange Agent	4.01(b)
Exchange Ratio	4.01(a)
Expected Claim Notice	8.04
GAAP	2.07
Holdings Common Stock	4.01(a)
Holdings	Preamble
Indemnitee	8.03(a)
Indemnitor	8.03(a)
Intellectual Property Rights	2.09
Intellectual Property	2.09
Material Adverse Effect	2.01
Merger Closing Warrants	4.02
Merger Shares	4.01(a)
Merger	Introduction
New Certificates	4.01(b)
Non-Controlling Party	8.03(a)
NRS	3.02
Old Certificates	4.01(b)
OTCQB	3.01
PRCD Certificate	5.01(k)
PRCD Common Stock	4.01(a)
PRCD Disclosure Schedule	Art. III
PRCD Financial Statements	3.09
PRCD Sub	Preamble
PRCD	Preamble
Release Time	7.01(a)

Exhibit II

BYLAWS

OF

LEGACY EDUCATION ALLIANCE, INC.

A Nevada Corporation

ARTICLE I

STOCKHOLDERS

Section 1
Annual Meeting. Annual meetings of the stockholders of the Corporation shall be held on the day and at the time as may be set by the Board of Directors of the Corporation (the “Board of Directors”) from time to time, at which annual meeting the Stockholders shall elect by vote a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 2
Special Meetings. Special meetings of the Stockholders for any purpose or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the President or the Secretary by resolution of the Board of Directors or at the request in writing of the Stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose of the proposed meeting.

Section 3
Place of Meetings. All annual meetings of the Stockholders shall be held at the registered office of the Corporation or at such other place within or outside the State of Nevada as the Board of Directors shall determine. Special meetings of the Stockholders may be held at such time and place within or outside the State of Nevada as shall be stated in the notice of the meeting, or in a duly executed waiver of notice thereof.

Section 4
Quorum; Adjourned Meetings. Shareholders holding at least ten percent (10%) of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the Stockholders for the transaction of business except as otherwise provided by statute or by the Articles of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the Stockholders, the Stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

Section 5
Voting. Each Stockholder of record holding stock which is entitled to vote at a meeting shall be entitled at each meeting of the Stockholders to one vote for each share of stock standing in their name on the books of the Corporation. Upon the demand of any Stockholder, the vote for members of the Board of Directors and the vote upon any question before the meeting shall be by ballot.

When a quorum is present or represented at any meeting, the vote of the Stockholders of a majority of the stock having voting power present in person or represented by proxy shall be sufficient to elect members of the Board of Directors or to decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Articles of Incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 6
Proxies. At any meeting of the Stockholders, any Stockholder may be represented and vote by a proxy or proxies appointed by an instrument in writing. In the event that any such instrument in writing shall designate two or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide. No proxy or power of attorney to vote shall be used to vote at a meeting of the Stockholders unless it shall have been filed with the secretary of the meeting. All questions regarding the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by the inspectors of election who shall be appointed by the Board of Directors, or if not so appointed, then by the presiding officer of the meeting.

Section 7
Action - Without Meeting. Any action which may be taken by the vote of the Stockholders at a meeting may be taken without a meeting if authorized by the written consent of the Stockholders holding at least a majority of the voting power, unless the provisions of the statutes or of the Articles of Incorporation require a greater proportion of voting power to authorize such action in which case such greater proportion of written consents shall be required.

ARTICLE II

DIRECTORS

Section 1
Management of Corporation. The business of the Corporation shall be managed by its Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the Stockholders.

Section 2
Number, Tenure, and Qualifications. The number of directors which shall constitute the whole Board of Directors shall be at least one. The number of directors may from time to time be increased or decreased by resolution of the Board of Directors to not less than one nor more than fifteen. The Board of Directors shall be elected at the annual meeting of the Stockholders and except as provided in Section 2 of this Article, each director elected shall hold office until his successor is elected and qualified. Directors need not be Stockholders.

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Section 3
Vacancies. Vacancies in the Board of Directors including those caused by an increase in the number of directors, may be filled by a majority of the remaining Board of Directors, though not less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or a special meeting of the Stockholders. The holders of two-thirds of the outstanding shares of stock entitled to vote may at any time peremptorily terminate the term of office of all or any of the members of the Board of Directors by vote at a meeting called for such purpose or by a written statement filed with the secretary or, in his absence, with any other officer. Such removal shall be effective immediately, even if successors are not elected simultaneously.

A vacancy or vacancies in the Board of Directors shall be deemed to exist in case of the death, resignation or removal of any directors, or if the authorized number of directors be increased, or if the Stockholders fail at any annual or special meeting of the Stockholders at which any director or directors are elected to elect the full authorized number of directors to be voted for at that meeting.

If the Board of Directors accepts the resignation of a director tendered to take effect at a future time, the Board of Directors or the Stockholders shall have power to elect a successor to take office when the resignation is to become effective.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

Section 4
Annual and Regular Meetings. Regular meetings of the Board of Directors shall be held at any place within or outside the State which has been designated from time to time by resolution of the Board of Directors or by written consent of all members of the Board of Directors. In the absence of such designation, regular meetings shall be held at the head office of the Corporation. Special meetings of the Board of Directors may be held either at a place so designated or at the head office.

Regular meetings of the Board of Directors may be held without call or notice at such time and at such place as shall from time to time be fixed and determined by the Board of Directors.

Section 5
First Meeting. The first meeting of each newly elected Board of Directors shall be held immediately following the adjournment of the meeting of the Stockholders and at the place thereof. No notice of such meeting shall be necessary to the Board of Directors in order to legally to constitute the meeting, provided a quorum be present. In the event such meeting is not so held, the meeting may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.

Section 6
Special Meetings. Special meetings of the Board of Directors may be called by the Chairman or the President or by any Vice President or by any two directors.

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Written notice of the time and place of special meetings shall be delivered personally to each director, or sent to each director by mail, facsimile transmission, electronic mail or by other form of written communication, charges prepaid, addressed to him at his address as it is shown upon the records or if such address is not readily ascertainable, at the place in which the meetings of the Board of Directors are regularly held. In case such notice is mailed, it shall be deposited in the United States mail at least five (5) days prior to the time of the holding of the meeting. In case such notice is hand delivered, faxed or emailed as above provided, it shall be so delivered at least twenty-four (24) hours prior to the time of the holding of the meeting. Such mailing, faxing, emailing or delivery as above provided shall be due, legal and personal notice to such director.

Section 7
Business of Meetings. The transactions of any meeting of the Board of Directors, however called and noticed or wherever held, shall be as valid as though held at a meeting duly held after regular call and notice, if a quorum be present, and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, or a consent to holding such meeting, or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 8
Quorum, Adjourned Meetings. A majority of the authorized number of directors shall be necessary to constitute a quorum for the transaction of business, except to adjourn as hereinafter provided. Every act or decision made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number be required by law or by the Articles of Incorporation. Any action of a majority, although not at a regularly called meeting, and the record thereof, if assented to in writing by all of the other members of the Board of Directors shall be as valid and effective in all respects as if passed by the Board of Directors in regular meeting.

A quorum of the Board of Directors may adjourn any meeting of the Board of Directors to meet again at a stated day and hour-provided, however, that in the absence of a quorum, a majority of the directors present at any meeting of the Board of Directors, either regular or special, may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors.

Notice of the time and place of holding an adjourned meeting need not be given to the absent directors if the time and place be fixed at the meeting adjourned.

Section 9
Committees. The Board of Directors may, by resolution adopted by a majority of the Board of Directors, designate one or more committees of the Board of Directors, each committee to consist of at least one or more of the members of the Board of Directors which, to the extent provided in the resolution, shall have and may exercise the power of the Board of Directors in the management of the business and affairs of the Corporation and may have power to authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by the Board of Directors. The members of any such committee present at any meeting and not disqualified from voting may, whether or not they constitute a quorum, unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. At meetings of such committees, a majority of the members or alternate members shall constitute a quorum for the transaction of business, and the act of a majority of the members or alternate members at any meeting at which there is a quorum shall be the act of the committee.

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The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors.

Section 10
Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or committee.

Section 11
Special Compensation. The directors may be paid their expenses of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings.

ARTICLE III

NOTICES

Section 1
Notice of Meetings. Notices of meetings of the Stockholders shall be in writing and signed by the President or a Vice President or the Secretary or an Assistant Secretary or by such other person or persons as the Board of Directors shall designate. Such notice shall state the purpose or purposes for which the meeting of the Stockholders is called and the time and the place, which may be within or without this State, where it is to be held. A copy of such notice shall be delivered personally to, sent by facsimile transmission or electronic mail or shall be mailed, postage prepaid, to each Stockholder of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before such meeting. If mailed, it shall be directed to a Stockholder at his address as it appears upon the records of the Corporation and upon such mailing of any such notice, the service thereof shall be complete and the time of the notice shall begin to run from the date upon which such notice is deposited in the mail for transmission to such Stockholder. Personal delivery of any such notice to any officer of a Corporation or association, or to any member of a partnership shall constitute delivery of such notice to such Corporation, association or partnership. In the event of the transfer of stock after delivery of such notice of and prior to the holding of the meeting it shall not be necessary to deliver or mail notice of the meeting to the transferee.

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Section 2
Effect of Irregularly Called Meetings. Whenever all parties entitled to vote at any meeting, whether of the Board of Directors or the Stockholders, consent, either by a writing on the records of the meeting or filed with the Secretary, or by presence at such meeting and oral consent entered on the minutes, or by taking part in the deliberations at such meeting without objection, the doings of such meeting shall be as valid as if they had been approved at a meeting regularly called and noticed, and at such meeting any business may be transacted which is not excepted from the written consent or to the consideration of which no objection for want of notice is made at the time, and if any meeting be irregular for want of notice or of such consent, provided a quorum was present at such meeting, the proceedings of said meeting may be ratified and approved and rendered likewise valid and the irregularity or defect therein waived by a writing signed by all parties having the right to vote at such meeting, and such consent or approval of the Stockholders may be by proxy or attorney, but all such proxies and powers of attorney must be in writing.

Section 3
Waiver of Notice. Whenever any notice is required to be given under the provisions of the statutes, of the Articles of Incorporation or of these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Section 4
Required Notice of Shareholder Business and Director Nominations.

(A) The proposal of business to be considered by the Stockholders and nominations of persons for election to the board of directors at an annual or special meeting of the Stockholders may be made only (a) pursuant to the corporation's notice of meeting (or any supplement thereto), (b) by or at the direction of the board of directors, or (c) by any Stockholder of the corporation (i) who was a Stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving of notice provided for in this Section 4 and on the record date for the determination of Stockholders entitled to vote at the meeting, (ii) who is entitled to vote at the meeting upon such election of directors or such business, as the case may be, and (iii) who complies with the notice procedures set forth in Sections 4(b) and 4(c). This Section 4 shall be the exclusive means for Stockholders to make nominations or submit business to be brought before an annual or special meeting of the Stockholders. In addition, for business (other than the nomination of persons for election to the board of directors) to be properly brought before an annual or special meeting by a Stockholder, such business must be a proper matter for Stockholder action pursuant to the Articles of Incorporation of the corporation (the "Articles of Incorporation"), these Bylaws and applicable law.

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(B) For nominations or other business to be properly brought before an annual meeting by a Stockholder pursuant to clause (iii) of paragraph (a) of this Section 4, the Stockholder must have given timely notice thereof in writing to the secretary of the corporation at the principal executive offices of the corporation not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than thirty (30) days from the anniversary date of the previous year's meeting, notice by the Stockholder to be timely must be so delivered not earlier than one hundred and twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. For any business to be brought before a special meeting of Stockholders, notice by the Stockholder to be timely must be delivered prior to the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. Public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a Stockholder's notice. Notwithstanding anything in this paragraph to the contrary, if the number of directors to be elected to the board of directors of the corporation at an annual meeting is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased board of directors at least one hundred (100) calendar days prior to the anniversary of the mailing of proxy materials for the prior year's annual meeting of Stockholders, then a Stockholder's notice required by this Section 4 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the corporation not later than the close of business on the tenth (10(h) calendar day following the day on which such public announcement is first made by the corporation.

(C) Such Stockholder's notice also shall set forth (i) as to each person whom the Stockholder proposes to nominate for election or re-election as a director all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would otherwise be required to be disclosed, in each case assuming Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), were applicable to proxies solicited for the meeting, such information to include such person's written consent to serve as a director if elected; (ii) as to any other business that the Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of any resolution proposed to be adopted at the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, all information that would be required to be to be disclosed in Items 2, 4, 5 and 6 of Schedule 13D under the Exchange Act, assuming such Stockholder and beneficial owner had become obligated to file a Schedule 13D after the acquisition of beneficial ownership of securities of the corporation.

(D)          (i) Only such persons who are nominated in accordance with the procedures set forth in this Section 4 shall be eligible for election to serve as directors and only such business shall be conducted at a meeting of Stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 4, Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall be disregarded. The chairman of the meeting of Stockholders shall, if the facts warrant, determine and declare to the meeting that any nomination or business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and if he or she should so determine, the chairman shall so declare to the meeting, and any such nomination or business not properly brought before the meeting shall not be transacted.

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(ii) Whenever used in these Bylaws, "public announcement" shall mean disclosure (a) in a press release issued by the corporation, provided such press release is issued by the corporation following its customary procedures, is reported by the Dow Jones News Service, Associated Press, Business Wire or comparable national news service, or is generally available on internet news sites, or (b) in a notice communicated generally to Stockholders of the corporation by mail or by electronic transmission. Any press release shall be effective as a public announcement when issued, and any notice that is mailed shall be effective as a public announcement when it would be effective as a notice as specified in NRS 75.150.

(iii) Nothing in these Bylaws shall be deemed to affect any rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect directors under specified circumstances.

 ARTICLE IV

OFFICERS

Section 1
Election. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer, none of whom need be directors of the Corporation. Any person may hold two or more offices. The Board of Directors may appoint a Chairman of the Board of Directors, Vice Chairman of the Board of Directors, one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries.

Section 2
Chairman of the Board. The Chairman of the Board of Directors may preside at meetings of the Stockholders and the Board of Directors, and may see that all orders and resolutions of the Board of Directors are carried into effect.

Section 3
Vice Chairman of the Board. The Vice Chairman of the Board of Directors may, in the absence or disability of the Chairman of the Board of Directors, perform the duties and exercise the powers of the Chairman of the Board of Directors and may perform such other duties as the Board of Directors may from time to time prescribe.

Section 4
President. The President may be the Chief Executive Officer of the Corporation and may have active management of the business of the Corporation.

Section 5
Vice President. The Vice President may act under the direction of the President and in the absence or disability of the President may perform the duties and exercise the powers of the President. The Vice President may perform such other duties and have such other powers as the President or the Board of Directors may from time to time prescribe. The Board of Directors may designate one or more Executive Vice Presidents or may otherwise specify the order of seniority of the Vice Presidents. The duties and powers of the President may descend to the Vice Presidents in such specified order of seniority.

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Section 6
Secretary. The Secretary may act under the direction of the President. Subject to the direction of the President, the Secretary may attend all meetings of the Board of Directors and all meetings of the Stockholders and record the proceedings. The Secretary may perform like duties for the standing committees when required. The Secretary may give, or cause to be given, notice of all meetings of the Stockholders and special meetings of the Board of Directors, and may perform such other duties as may be prescribed by the President or the Board of Directors.

Section 7
Assistant Secretaries. The Assistant Secretaries may act under the direction of the President. In order of their seniority, unless otherwise determined by the President or the Board of Directors, they may, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary. They may perform such other duties and have such other powers as the President or the Board of Directors may from time to time prescribe.

Section 8
Treasurer. The Treasurer may act under the direction of the President. Subject to the direction of the President, the Treasurer may have custody of the corporate funds and securities and may keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and may deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer may disburse the funds of the Corporation as may be ordered by the President or the Board of Directors, taking proper vouchers for such disbursements, and may render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions as Treasurer and of the financial condition of the Corporation.

If required by the Board of Directors, the Treasurer may give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the Treasurer’s office and for the restoration to the Corporation, in case of Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation.

Section 9
Assistant Treasurers. The Assistant Treasurers in the order of their seniority, unless otherwise determined by the President or the Board of Directors, may, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer. They may perform such other duties and have such other powers as the President or the Board of Directors may from time to time prescribe.

Section 10
Compensation. The salaries and compensation of all officers of the Corporation shall be fixed by the Board of Directors.

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Section 11
Removal; Resignation. The officers of the Corporation shall hold office at the pleasure of the Board of Directors. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall be filled by the Board of Directors.

ARTICLE V

CAPITAL STOCK

Section 1
Certificates. Every Stockholder shall be entitled to have a certificate signed by the President or Secretary of the Corporation, certifying the number of shares owned by such Stockholder in the Corporation. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the designations, preferences and relative, participating, optional or other special rights of the various classes of stock or series thereof and the qualifications, limitations or restrictions of such rights, shall be set forth in full or summarized on the face or back of the certificate, which the Corporation shall issue to represent such stock.

If a certificate is signed (1) by a transfer agent other than the Corporation or its employees or (2) by a registrar other than the Corporation or its employees, the signatures of the officers of the Corporation may be facsimiles. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall cease to be such officer before such certificate is issued, such certificate may be issued with the same effect as though the person had not ceased to be such officer. The seal of the Corporation, or a facsimile thereof, may, but need not be, affixed to certificates of stock.

Section 2
Surrendered, Lost or Destroyed Certificates. The Board of Directors may direct a certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

Section 3
Replacement Certificates. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation, if it is satisfied that all provisions of the laws and regulations applicable to the Corporation regarding transfer and ownership of shares have been complied with, to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

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Section 4
Record Date. The Board of Directors may fix in advance a date not exceeding sixty (60) days nor less than ten (10) days preceding the date of any meeting of the Stockholders, or the date for the payment of any distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or a date in connection with obtaining the consent of the Stockholders for any purpose, as a record date for the determination of the Stockholders entitled to notice of and to vote at any such meeting, and any adjournment thereof, or entitled to receive payment of any such distribution, or to give such consent, and in such case, such Stockholders, and only such Stockholders as shall be Stockholders of record on the date so fixed, shall be entitled to notice of and to vote at such meeting, or any adjournment thereof, or to receive payment of such distribution, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

Section 5
Registered Owner. The Corporation shall be entitled to recognize the person registered on its books as the owner of shares to be the exclusive owner for all purposes including voting and distribution, and the Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Nevada.

ARTICLE VI

GENERAL PROVISIONS

Section 1
Registered Office. The registered office of this Corporation shall be in the State of Nevada.

The Corporation may also have offices at such other places both within and outside the State of Nevada as the Board of Directors may from time to time determine or the business of the Corporation may require.

Section 2
Distributions. Distributions upon capital stock of the Corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Distributions may be paid in cash, in property or in shares of capital stock, subject to the provisions of the Articles of Incorporation.

Section 3
Reserves. Before payment of any distribution, there may be set aside out of any funds of the Corporation available for distributions such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing distributions or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

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 Section 4
Checks; Notes. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 5
Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 6
Corporate Seal. The Corporation may or may not have a corporate seal, as may from time to time be determined by resolution of the Board of Directors. If a corporate seal is adopted, it shall have inscribed thereon the name of the Corporation and the words "Corporate Seal" and "Nevada". The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

Section 7
Acquisition of Controlling Interest. The Corporation elects not to be governed by NRS 78.378 to 78.3793, inclusive.

Section 8
Combinations with Interest Stockholders. The Corporation elects not to be governed by NRS 78.411 to 78.444, inclusive.

Section 9

Venue for Certain Litigation. To the fullest extent not prohibited by applicable law, each stockholder that commences any case or litigation or any arbitration against the Corporation in their capacity as a stockholder and with respect to their rights as a stockholder, the venue for such case or litigation or any arbitration shall be any court of competent jurisdiction (or arbitration panel) within the State of Florida, the County of Lee or, if such venue is not permitted, any court of competent jurisdiction within the Consolidated Municipality of Carson City, Nevada.

Section 10

Certain Costs and Expenses to be Paid by Stockholders that Commence an Action. To the fullest extent not prohibited by applicable law, if a stockholder brings any case or litigation or arbitration against the Corporation in their capacity as a stockholder and with respect to their rights as a stockholder, and such stockholder does not prevail in such case or litigation or any arbitration, then the stockholder shall be required to pay to the Corporation all costs, expenses and fees incurred by the Corporation in such case or litigation or arbitration, including appeals, including without limitation, a reasonable allocation of costs and expenses of employees and agents of the Corporation.

ARTICLE VII

INDEMNIFICATION

Section 1
Indemnification of Officers and Directors, Employees and Other Persons. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the Nevada Revised Statutes from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.

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Section 2
Insurance. The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another Corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

Section 3
Further Bylaws. The Board of Directors may from time to time adopt further Bylaws with respect to indemnification and may amend these and such Bylaws to provide at all times the fullest indemnification permitted by the Nevada Revised Statutes.

ARTICLE VIII

AMENDMENTS

Section 1
Amendments by Board of Directors. The Board of Directors, by a majority vote of the Board of Directors at any meeting may amend these Bylaws, including Bylaws adopted by the Stockholders, but the Stockholders may from time to time specify particular provisions of the Bylaws, which shall not be amended by the Board of Directors.

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